Exhibit 99.1


                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                         Omaha, Nebraska  68145


FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                          Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3000


 WERNER ENTERPRISES ANNOUNCES FIRST QUARTER 2001 OPERATING REVENUES AND
                                EARNINGS

Omaha, Nebraska, April 16, 2001:
-------------------------------

     Werner Enterprises, Inc. (Werner), one of the nation's largest truckload transportation companies, today reported operating revenues and earnings for the first quarter ended March 31, 2001. Operating revenues increased to $304.6 million compared to $291.4 million in first quarter 2000. Earnings per share decreased slightly to $.20 per share in first quarter 2001 compared to $.22 per share in first quarter 2000.

     "Considering the difficult operating environment for truckload carriers in the first three months of this year, Werner Enterprises achieved improved financial results," said Chairman and Chief Executive Officer, Clarence (C.L.) Werner. "By continuing to aggressively execute the business plan we implemented last year, we minimized the impact of several negative industry factors. A slowing economy, weak used truck pricing, high fuel prices and other factors challenged even the best of truckload carriers. By slowing fleet growth, focusing on margin improvement and reducing debt, Werner Enterprises continues to be uniquely positioned as one of the largest and most financially stable truckload carriers in the industry. We are excited about the opportunities which may become available to Werner Enterprises as the year progresses."

      Freight demand during first quarter 2001 was less than first quarter 2000. Werner's decision to slow truck growth during 2000 helped to soften the impact of a slowing economy. Werner Enterprises experienced a small increase in its empty mile percentage and a modest decrease in miles per truck when compared to first quarter 2000. By capitalizing on its diversified customer base and sophisticated use of technology, Werner was able to keep its low empty mile percentage and high miles per truck among the best in the industry.

     Due to record levels of trucks manufactured over the past two years, an increased supply of used trucks caused in part by trucking company business failures, and slower fleet growth by many carriers, the market value of used trucks has decreased. Gains on third party truck sales are reflected in the Company's income statement as a reduction of other operating expenses. The Company's gains were $0.1 million in first quarter 2001 compared to $2.8 million in first quarter 2000.

     Diesel fuel prices stabilized during first quarter 2001 compared to first quarter 2000, although prices remain near historically high levels. Werner Enterprises is recovering most of the higher fuel costs from customers through fuel surcharge reimbursements.

     Over the past year, we have publicly stated that margin improvement and debt reduction have been our focus. Werner Enterprises continued to reduce controllable costs and improve efficiency through an aggressive cost management program. During first quarter 2001, Werner significantly improved its financial strength when total debt was reduced by $45 million, from $105 million to $60 million. At the same time, Werner increased its stockholders' equity to $545 million. Werner plans to continue a slower fleet growth rate for the near term. However, when operating margins improve, Werner intends to increase its growth rate.

     While the market for recruiting and retaining truck drivers is almost always challenging, market conditions improved during first quarter. A rising unemployment rate and trucking company business failures helped Werner Enterprises increase its company driver workforce and improve driver turnover slightly.

     The Company's first quarter 2001 operating revenues were reduced due to transferring logistics business representing 3% of total revenues for the three months ended March 31, 2000 to Transplace.com. Werner
Enterprises is one of six large transportation companies that merged their logistics business into a commonly owned, Internet-based logistics company, Transplace.com. Effective July 1, 2000, the transfer was completed, and each of the six founding members contributed their logistics business, related intangible assets, and $5 million of cash. Werner Enterprises is recording its approximate 15% investment in Transplace.com using the equity method of accounting and is accruing its percentage share of Transplace.com's earnings or losses as non-operating income or expense.

      "Werner Enterprises remains committed to improving earnings and shareholder value. The current challenges facing the truckload industry are tremendous opportunities for our Company. Our size, excellent service, advanced technology, financial strength and experienced management team provide Werner Enterprises with distinct competitive advantages. We are excited and optimistic about the future of our Company," said C.L. Werner.


                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                             Quarter       % of        Quarter       % of
                              Ended      Operating      Ended      Operating
                             3/31/01     Revenues      3/31/00     Revenues
                             --------    ---------    --------     ---------

Operating revenues           $304,577        100.0    $291,379         100.0
                             --------    ---------    --------     ---------

Operating expenses:
   Salaries, wages and
     benefits                 109,074         35.8     103,312          35.4
   Fuel                        35,064         11.5      31,209          10.7
   Supplies and maintenance    26,944          8.9      25,312           8.7
   Taxes and licenses          23,078          7.6      21,462           7.4
   Insurance and claims        10,741          3.5       6,980           2.4
   Depreciation                29,195          9.6      26,321           9.0
   Rent and purchased
     transportation            50,272         16.5      57,027          19.5
   Communications and
     utilities                  3,743          1.2       3,686           1.3
   Other                          407          0.1      (2,465)         (0.8)
                             --------    ---------    --------     ---------
      Total operating
        expenses              288,518         94.7     272,844          93.6
                             --------    ---------    --------     ---------
Operating income               16,059          5.3      18,535           6.4
                             --------    ---------    --------     ---------

Other expense (income):
   Interest expense             1,406          0.5       2,235           0.8
   Interest income               (894)        (0.3)       (447)         (0.1)
   Other                          419          0.1         105           0.0
                             --------    ---------    --------     ---------
      Total other expense         931          0.3       1,893           0.7
                             --------    ---------    --------     ---------

Income before income taxes     15,128          5.0      16,642           5.7
Income taxes                    5,673          1.9       6,324           2.2
                             --------    ---------    --------     ---------
Net income                   $  9,455          3.1    $ 10,318           3.5
                             ========    =========    ========     =========

Diluted shares outstanding     47,663                   47,251
                             ========                 ========
Diluted earnings per share       $.20                     $.22
                             ========                 ========


                                       OPERATING STATISTICS

Average monthly miles per
   tractor                     10,242                   10,505
Average revenues per total
   mile (1)                    $1.189                   $1.172
Average revenues per loaded
   mile (1)                    $1.331                   $1.302
Average percentage of empty
   miles                        10.67%                    9.99%
Average tractors in service     7,547                    7,127
Non-trucking revenues (in
   thousands)                 $14,766                  $19,220
Total tractors (at quarter
   end)
     Company                    6,440                    5,925
     Owner-operator             1,185                    1,250
                             --------                 --------
       Total tractors           7,625                    7,175

Total trailers (at quarter
end)                           19,860                   18,900


(1)  Net of fuel surcharge revenues.


                                    BALANCE SHEET DATA
                                        (Unaudited)
                                      (In thousands)

                               As of                   As of
                              3/31/01                12/31/00
                             --------                --------

Current assets               $207,155                $206,777

Total assets                 $927,253                $927,207

Current liabilities          $107,895                $101,419

Total debt (current and
   long-term)                 $60,000                $105,000

Stockholders' equity         $545,156                $536,084



       Werner Enterprises is a full-service transportation company providing truckload services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload carriers with a fleet of 7,625 trucks and 19,860 trailers.

      Werner Enterprises' common stock is traded on The Nasdaq Stock Market under the symbol WERN. The Werner Enterprises web site address is www.werner.com. Recently the Company updated its web site, including the Investor Relations section. If you are interested in keeping current with the Company's news releases or SEC filings, you can obtain automatic Internet e-mail alerts by going to www.werner.com, clicking on Investor Relations (upper right hand corner), clicking on e-mail alerts (lower left hand corner), entering your e-mail address, and completing the registration information.

     Note: This press release contains forward-looking statements which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2000. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.